Exhibit 99.(i)

Matthew A. Chambers

+1 202 663 6591 (t)
+1 202 663 6363 (f)
matthew.chambers@wilmerhale.com

September 11, 2007

Lord Abbett Investment Trust

90 Hudson Street

Jersey City, NJ 07302-3972

Dear Sirs:

You have requested our opinion in connection with your filing of Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A (the “Amendment”) under the Securities Act of 1933, as amended (Amendment No. 51 under the Investment Company Act of 1940, as amended), of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”), and in connection therewith your registration of shares of beneficial interest, without par value, of the following classes of the following series of the Trust (collectively, the “Shares”):

•                  Lord Abbett Balanced Strategy Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Income Strategy Fund* (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett World Growth & Income Strategy Fund* (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Convertible Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Core Fixed Income Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Diversified Equity Strategy Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett High Yield Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund (Classes A, B, C, F, P, R2, R3, and Y);

•                  Lord Abbett Total Return Fund (Classes A, B, C, F, P, R2, R3, and Y); and

•                  Lord Abbett U.S. Government & Government Sponsored Enterprises Fund (Classes A, B, C, F, P, R2, R3, and Y).

We have examined the Declaration and Agreement of Trust and By-Laws of the Trust, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the trustees and stockholders of the Trust, the Post-Effective Amendment, the Registration Statement and such other documents relating to the Trust as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006

Baltimore   Beijing   Berlin   Boston   Brussels   London   New York   Oxford   Palo Alto   Waltham   Washington

authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We are of the opinion that the Shares issued in the continuous offering have been duly authorized and, assuming the issuance of the Shares for cash at net asset value and receipt by the Trust of the consideration therefor as set forth in the Amendment, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to matters governed by any laws other than Title 12, Chapter 38 of the Delaware Code.  We consent to the filing of this opinion solely in connection with the Amendment.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Matthew A. Chambers
Matthew A. Chambers, a partner

* Effective September 14, 2007, the Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund will be renamed the Lord Abbett Diversified Income Strategy Fund and Lord Abbett Growth & Income Strategy Fund, respectively.